Exhibit (j1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the TIFF Investment Program of our report dated March 1, 2017, relating to the financial statements and financial highlights, which appears in the TIFF Multi-Asset Fund’s and TIFF Short-Term Fund’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 1, 2017